EXHIBIT 8.1

SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of incorporation or
Name of Subsidiary	organization

AbCheck s.r.o.	Czech Republic

Affimed GmbH	Germany

Affimed, Inc.	Delaware